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                                                                    EXHIBIT 2(p)


                             OPERATING AGREEMENT OF
                         EAST RUTHERFORD GROUP , L.L.C.

                            DATED: DECEMBER 19, 2002


            This Operating Agreement (the "Agreement") of EAST RUTHERFORD GROUP, L.L.C., a Delaware limited liability company (the "Company") dated as of December 19, 2002, is executed and agreed to, for good and valuable consideration, by and among PRIME-MEADOWLANDS, L.L.C., a Delaware limited liability company ("Prime"), and AFP EIGHTEEN CORP., a Nevada corporation ("AFP"), as members (collectively, the "Members").

                                    RECITALS

      A. The parties to this Agreement are Prime, an owner and manager of hotels, and AFP, an entity experienced in the ownership and operation of real estate, including hotels.

      B. Prime and AFP wish to form a limited liability company for the purpose of acquiring certain real property and personal property located in East Rutherford, New Jersey, known as the Sheraton Hotel, 2 Meadowlands Plaza, East Rutherford, New Jersey 07073, which is more particularly described on Schedule A attached hereto and made a part hereof ( the "Hotel" or "hotel").

                                    ARTICLE I
                                   DEFINITIONS

      1.1 General Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

            "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, or by contract, or otherwise.

            "Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

            "Capital Account" shall mean the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

            (i) an Interest Holder's Capital Account is credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's allocable share of Profits and any item of income or gain specially allocated to the Interest Holder under the provisions of Article IX;

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            (ii) an Interest Holder's Capital Account is debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's allocable share of Losses and any item of expense or loss specially allocated to the Interest Holder under the provisions of Article IX; and

            (iii) Interest Holders' Capital Accounts will be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

            "Capital Contribution" shall mean the total amount of cash and the fair market value of any other assets contributed, or deemed contributed under Treasury Regulations Section 1.704-1(b)(2)(iv)(d) to the Company by an Interest Holder, net of liabilities assumed or to which the assets are subject.

            "Capital Proceeds" shall mean the gross receipts received by the Company from a Capital Transaction.

            "Capital Transaction" shall mean any transaction, other than a Capital Contribution, not in the ordinary course of business which results in the Company's receipt of cash or other consideration, including but not limited to, sales, exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, and the destruction of assets used in the trade or business of the Company.

            "Cash Flow" shall mean all cash funds derived from operations of the Company (including interest received on Reserves), less cash funds used to pay current operating expenses and to pay or establish reasonable Reserves for future expenses, debt payments, capital improvements, contingencies, and replacements as determined by the Members. Cash Flow does not include Capital Proceeds of Capital Transactions but is increased by the reduction of any Reserve previously established. Cash Flow is not reduced by non cash charges, including without limitation, depreciation and amortization.

            "Certificate of Formation" shall mean the Certificate of Formation of EAST RUTHERFORD GROUP, L.L.C. as filed with the Secretary of State of Delaware as the same may be amended from time to time.

            "Code" shall mean the Internal Revenue Code of 1986 as amended, and corresponding provisions of subsequent superseding federal revenue laws.

            "Company" shall refer to EAST RUTHERFORD GROUP, L.L.C.

            "Deciding Interest" shall mean Percentage Interests of Members which taken together exceed fifty percent (50%) of the Percentage Interests of Members.

            "Delaware Act" shall mean the Delaware Limited Liability company Act (6 Del. C. Section 18-101- et seq.).


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            "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

            "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

            "Franchise Agreement" shall mean the license agreement between The Sheraton Corporation and the Company dated December 2002 with respect to the operation of the Hotel.

            "Gross Asset Value" shall mean with respect to any asset, the asset's adjusted basis for federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Company shall be its gross fair market value (as agreed upon by the Members) at the time such asset is contributed or deemed contributed for purposes of computing Capital Accounts,
(ii) upon a contribution of money or other property to the Company by a new or existing Member and upon a distribution of money or other property to a retiring or continuing Member, the Gross Asset Value of all of the assets of the Company shall be adjusted to equal their respective gross fair market values (as determined by the Managers), provided that adjustments pursuant to this clause
(ii) shall be made only if and to the extent that the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company, (iii) the Gross Asset Value of any asset distributed in kind to any Member shall be the gross fair market value of such asset (as determined by the Managers) on the date of such distribution, and (iv) the Gross Asset Value of any asset determined pursuant to clauses (i) or (ii) above shall thereafter be adjusted from time to time by the depreciation taken into account with respect to such asset for purposes of determining Profits or Losses.

            "Interest" shall mean a Member's or Interest Holder's share of the Company's Profits, Losses, and distributions of the Company's assets pursuant to this Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Company, or the right to vote on, consent to, or otherwise participate in any decision of the Members.

            "Interest Holder" shall mean any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

            "Involuntary Withdrawal" shall mean, with respect to any Member, the occurrence of any of the following events:

            (i) the Member makes an assignment for the benefit of creditors;

            (ii) the Member files a voluntary petition in bankruptcy;

            (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;



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            (iv) the Member files a petition seeking for the Member any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation;

            (v) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in clauses (i) through (iv);

            (vi) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

            (vii) any proceeding instituted against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated within or stayed for ninety (90) days or, if the appointment is stayed for ninety (90) days, after the expiration of the stay during which period the appointment is not vacated;

            (viii) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

            (ix) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

            (x) if the Member is a corporation, the dissolution of the corporation or the revocation of its certificate of incorporation; or

            (xi) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

            "Land" shall mean the Hotel.

            "Loan" shall have the meaning set forth in Section 8.8.

            "Management Agreement" shall mean the management agreement in the form attached hereto as Exhibit 3.3, which the Company will enter into with Prime Hospitality Corp., or its affiliate, pursuant to the terms of this Agreement and as may be amended and supplemented and be in effect from time to time..

            "Managers" shall mean the Person or Persons charged with the rights and duties with respect to management of the Company set forth in Article V of this Agreement and in the Delaware Act. References to the Managers in the plural shall also, when the context so requires, be deemed to include the singular.


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            "Member" shall mean each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members.

            "Membership Rights" shall mean all of the rights of a Member in the Company, including a Member's: (i) Interest; (ii) right to inspect the Company's books and records; and (iii) right to participate, subject to the provisions of this Agreement, in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Delaware Act.

            "Negative Capital Account" shall mean a Capital Account with a balance of less than zero.

            "Percentage Interest" shall mean the percentage interest herein of each Member, initially as stated in Subsection 8.1 (a), and as adjusted from time to time to correspond to such Member's Capital Account as a percentage of all Capital Accounts of the Company; and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest, likewise as so adjusted from time to time.

            "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the Person when the context so permits.



            "Profits" and "Losses" shall mean, for each taxable year of the Company (or other period for which Profits or Losses must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

            (i) all items of income, gain, loss, deduction, or credit required to be stated separately under Code Section 703(a)(1) are included in computing taxable income or loss; and

            (ii) any tax-exempt income of the Company not otherwise taken into account in computing Profits or Losses, are included in computing taxable income or loss;

            (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) [or treated as such under Treasury Regulations Section 1.704-1(b)(2)(iv)(i)] and not otherwise taken into account in computing Profits or Losses, are subtracted from taxable income or loss;

            (iv) gain or loss resulting from any taxable disposition of Company property is computed by reference to the adjusted book value of the property disposed of, determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d) through (h), notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;



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            (v) in lieu of depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there is taken into account the depreciation computed based upon the adjusted book value of the asset;

            (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Article IX hereof are not taken into account in computing Profits or Losses; and(vii) if property is sold or distributed to a Member and gain is recognized by the Member, the Company will make an election pursuant to Code Section 754.

            "Purchase Contract" shall mean that certain Purchase and Sale Agreement between Metropolitan Life Insurance Company and the Company dated as of December 4, 2002.

            "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

            "Transfer", when used as a noun, shall mean any sale, assignment, exchange, pledge, encumbrance, gift, devise, bequest, or other transfer or relinquishment, and, when used as a verb, shall mean to sell, assign, exchange, pledge, encumber, give, devise, bequeath or otherwise transfer or relinquish.

            "Treasury Regulations" shall include proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation, any regulations promulgated thereafter, and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

      1.2 Terms Elsewhere Defined. Those terms defined elsewhere in this Agreement with respect to particular provisions hereof shall have those meanings ascribed to them in the place in which they first appear, and such definitions shall apply wherever such terms are used in this Agreement unless the context clearly requires otherwise.

                                   ARTICLE II
                              FORMATION OF COMPANY

      2.1 Formation. The parties shall organize a limited liability company pursuant to the Delaware Act and the provisions of this Agreement and, for that purpose, shall cause a Certificate of Formation, in the form annexed hereto as
Exhibit 2.1, to be executed and filed for record with the Delaware Secretary of State and the appropriate registration or qualification with the New Jersey Secretary of State. The parties hereto shall execute, file, record and publish such additional certificates and documents as may be necessary or desirable to form and operate a limited liability company under the laws of the State of Delaware, or under other applicable laws.

      2.2 Name. The name of the Company shall be "EAST RUTHERFORD GROUP, L.L.C." The Company may do business under that name and any other name or names which the Managers select. If the Company does business under a name other than that set forth in its



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Certificate of Formation, then the Company shall file a certificate of registration of alternate name as required by the Delaware Act.

      2.3 Principal Place of Business. The principal place of business of the Company shall be 2 Meadowlands Plaza, East Rutherford, New Jersey. The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable.

      2.4 Registered Office and Registered Agent. The Company's initial registered office shall be c/o Corporation Service Company, 830 Bear Tavern Road, West Trenton, New Jersey 08628, and the name of its initial registered agent at such address shall be Corporation Service Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act.

      2.5 Term. The term of the Company shall be forty (40) years from the date of filing of the Certificate of Formation with the Secretary of State of the State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Delaware Act.

      2.6 Purpose. The purposes of the Company shall be (i) to acquire, own, finance, improve, develop, maintain, manage, operate, lease, sell, assign, dispose of and otherwise deal with the Hotel; (ii) to undertake such other activities as may be necessary, desirable or appropriate to the business of the Company to effectuate the foregoing purposes; and (iii) to otherwise engage in any enterprise or business in which a limited liability company may engage or conduct under the Delaware Act. The Company shall have all powers necessary, desirable or appropriate to accomplish the purposes enumerated.

                                   ARTICLE III
                               BUSINESS OF COMPANY

      3.1 Permitted Businesses. The business of the Company shall be:

            (a) To purchase, acquire, own, and manage and operate the Hotel

            (b) To accomplish any lawful business related to the foregoing business which shall at any time appear conducive to or expedient for the benefit or protection of the Company and its assets.

            (c) To exercise all other powers necessary to or reasonably connected with the Company's business that may be legally exercised by limited liability companies under the Delaware Act.

            (d) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

      3.2 Intentionally Omitted.


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      3.3 Management of Completed Hotel.

      Prime will direct, supervise, manage and operate the Hotel in accordance with the terms of the Management Agreement, the form of which is set forth as
Exhibit 3.3 hereto, which will be entered into between the Company and Prime on the date on which the Company acquires title to the Hotel. Prime's compensation for such services will be as set forth in the Management Agreement..

      3.4 Financing.

      (a) Upon the execution of this Agreement, the Members, for and on behalf of the Company, together shall attempt to arrange for permanent financing for the Hotel. The parties shall endeavor to negotiate on behalf of the Company to obtain such financing from one or more third party institutional lenders on commercially reasonable terms which will be subject to approval by Members holding a Deciding Interest. All costs and fees payable in connection with said financing (the "Financing Fees") will be paid by and on behalf of the Company from the initial capital contributions made to the Company pursuant to this Agreement. Notwithstanding anything in Article III hereof to the contrary, in the event that the lender will not permit all or any portion of the Financing Fees to be included as a cost to be financed by the Company, the Members each agree that it will be obligated to contribute to the Company in cash as an additional Capital Contribution each member's share of the funds necessary to pay such Financing Fees. If not available from Hotel cash flow, a Member's share of such funds shall be equal to the product obtained by multiplying the Member's Percentage Interest (expressed as a percentage) by the total amount of the Financing Fees at issue.

      (b) Inability to Obtain Agreement Upon Terms of Financing. In the event that financing cannot be obtained on terms which are satisfactory to Prime and AFP, the provision of Section 14.1 shall govern.

      (c) Nonrecourse. Notwithstanding anything in this Agreement, no indebtedness of the Company shall be recourse to any Member without the prior written consent of such Member; provided that the foregoing shall not apply to any guaranty or indemnity (a "Nonrecourse Carveout Guaranty") with respect to fraud, misappropriation of rents, misapplication of condemnation or casualty proceeds, intentional misrepresentation and other customary "carveouts" from a nonrecourse mortgage loan given by the Company in connection with the financing of the Hotel.

                                   ARTICLE IV
                         NAMES AND ADDRESSES OF MEMBERS

             The names and addresses of the Members are as follows:

               Name                                   Address
               ----                                   -------
        AFP Eighteen Corp.                    c/o United Capital Corp.
                                              United Capital Building
                                                    9 Park Place
                                             Great Neck, New York 11021


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                                              c/o Prime Hospitality Corp.
                                                   700 Route 46 East
       Prime-Meadowlands L.L.C.               Fairfield, New Jersey 07004

                                    ARTICLE V
                                   MANAGEMENT

      5.1 Managers; Number, Election & Tenure. Except as limited below, the business and affairs of the Company shall be managed by its Managers. The Company shall initially have two Managers, who shall be Douglas Vicari and Anthony Miceli. The number of Managers shall be fixed from time to time, at a number equal to the number of Members of the Company. Each Member shall have the right to designate for election one person as its representative Manager. The Managers in the aggregate shall hold 100 votes. Each Manager shall have the number of votes, including fractional votes, equal to 100 times the Percentage Interest of the Member appointing the Manager. Other than as otherwise expressly set forth in this Agreement, actions permitted to be taken by the Managers shall require approval by more than 50 votes, including fractional votes. Each Manager shall hold office until the next annual meeting of Members or special meeting of Members called to select Managers or until a successor shall have been appointed and qualified. The Managers need not be residents of the State of Delaware or Members of the Company.

      5.2 Powers of Managers. Except for those situations in which the approval of the Members is expressly required by or the authority of the Managers is limited by any provision of this Agreement, or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including, but not limited to, the power and authority to:

            (a) acquire by purchase, lease, or otherwise any personal property, tangible or intangible;

            (b) sell, dispose of, trade, or exchange Company assets in the ordinary course of the Company's business;

            (c) open bank accounts in the name of the Company, collect and expend receipts in furtherance of the operation and management of the Company, keep all books of account and other records of the Company, and prepare and submit to the Members for approval an annual budget for the Company;

            (d) hire, discharge and supervise all labor and employees required for the operation and management of the Company, it being understood that all employees shall be deemed to be employees of the Company not of the Managers;

            (e) maintain physical properties, purchase supplies, and incur expenses for advertising, printing, travel, telephone and for such other services or things, whether



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      similar or dissimilar, as may be deemed by the Managers to be necessary, convenient or advisable for the management and operation of the Company;

            (f) obtain trade financing incurred in the ordinary course of the Company's business;

            (g) purchase liability and other insurance to protect the Company's property and business;

            (h) hold and own any Company real and/or personal property in the name of the Company;

            (i) invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

            (j) execute on behalf of the Company all instruments and documents necessary to or advisable for the business of the Company;

            (k) employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

            (l) enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

            (m) do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

      5.3 Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, the Managers shall not have authority without the approval of Members holding a Deciding Interest to:

            (a) sell or otherwise dispose of the Land, the Hotel or all or substantially all of the assets of the Company as part of single transaction or plan or to engage in any other Capital Transaction;

            (b) incur lease obligations or indebtedness on behalf of the Company with a total liability per transaction in excess of $25,000, or in excess of $100,000 in the aggregate during any twelve month period;

            (c) purchase real property;

            (d) enter into any loan of the Company's money in excess of $25,000 on any one occasion;

            (e) materially alter the nature of the business of the Company;



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            (f) engage in business in any jurisdiction which does not provide for the registration of limited liability companies;

            (g) enter into, amend, or take an assignment of the Purchase Contract, and any construction contracts in excess of $25,000;

            (h) approve the Company's annual or other periodic operating or capital expenditure budgets;

            (i) permit Company expenditures to exceed the amounts budgeted therefor in the budgets which are from time to time approved by the Members;

            (j) terminate the Management Agreement;

            (k) terminate the Franchise Agreement, provided that with respect to the appointment or termination of any Franchise, such appointment or termination shall be within the sole discretion of AFP.

Notwithstanding anything to the contrary in this Agreement, any amendment, modification or supplement to the Management Agreement, and any replacement management agreement entered into after the termination of the Management Agreement, shall contain terms no less favorable to the Company than could be obtained on an arm's length basis from an unrelated third party manager.

      5.4 Agents and Members. Unless authorized to do so by this Agreement or by the Managers of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by this Agreement or by the Members holding a Deciding Interest in writing to act as an agent of the Company. For purposes of Section 5.02 of the Management Agreement, each Member shall be a representative of the Company with the right to examine, inspect and copy the books and records referred to therein.

      5.5 Liability for Certain Acts. The Managers shall perform their managerial duties in good faith, in a manner which they reasonably believe to be in the best interests of the Company, with such care as an ordinarily prudent person in a like position would use under similar circumstances. Provided the Managers so perform the duties of Managers, they shall not have any liability by reason of being or having been a Manager of the Company. The Managers may perform any of their duties through the attorneys, agents or employees of the Company and shall not be personally responsible for their acts, defaults or negligence if reasonable care has been exercised in their appointment, supervision and retention. The Managers do not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. No Manager shall be liable to the Company or to either Member for any loss or damage sustained by the Company or such Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Manager.


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      5.6 Indemnity of the Managers, Employees, and Other Agents. To the maximum extent permitted under Section 10 of the Delaware Act, but subject to the limitations contained in the Certificate of Formation, the Company shall indemnify the Managers and make advances for expenses. The Company may indemnify its employees and other agents other than the Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by Members owning a Deciding Interest.

      5.7 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of a Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

      5.8 Removal. At a meeting called expressly for that purpose, all or any lesser number of the Managers may be removed at any time, with or without cause, by the affirmative vote of Members having at least a Deciding Interest; provided, however, a Manager who has been elected as the designated representative of a Member pursuant to Section 5.1 may be so removed only by the Member who has so designated the Manager.

      5.9 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by an affirmative vote of Members holding at least a Deciding Interest at a meeting expressly called for that purpose; provided, however, if a Manager who has been elected as a designated representative of a Member pursuant to Section 5.1 ceases to serve as a Manager, such vacancy shall be filled by the election of another person designated by such Member as its representative. Managers elected to fill a vacancy shall hold office for the unexpired term of the Manager's predecessor in office, or until a successor shall have been designated and qualified.

      5.10 No Manager shall receive a salary or other compensation from the Company.

      5.11 Duty to Company; Dealings With Affiliates of Members.

            (a) Managers shall devote such time to the business and affairs of the Company as is necessary to carry out their duties set forth in this Agreement.

            (b) Managers shall not be required to manage the Company as their sole and exclusive function, and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor either of its Members shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to either of the Members as a result of engaging in any other business or venture. Managers may have such business interests and engage in such other business activities notwithstanding that they may compete with the business and activities of the Company.

            (c) Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with the Members and Persons which may be affiliated with one or both Members. In any of those cases,



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      those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

      5.12 Further Authority to Execute Certificates, Etc. Each Member authorizes the Managers for and on behalf of the Company and each Member and in the Member's name, place and stead, to make, execute, sign, acknowledge and file:

            (a) the Certificate of Formation or any amendment thereto;

            (b) all documents or instruments which are appropriate to reflect the admission to the Company of a substituted Member or the withdrawal of either Member in the manner prescribed in this Agreement;

            (c) all documents which are appropriate to reflect any amendment, change, or modification of this Agreement properly adopted by the Members;

            (d) any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, but not limited to, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

            (e) one or more alternate name certificates; and

            (f) all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation upon the occurrence of such dissolution and termination in the manner prescribed in this Agreement.

Each Member shall be bound by any representations made by the Managers acting in good faith pursuant to this grant of authority.

                                   ARTICLE VI
                        RIGHTS AND OBLIGATIONS OF MEMBERS

      6.1 Limitation of Liability/Indemnity.

            (a) Each Member's liability shall be limited as set forth in this Agreement, the Delaware Act, and other applicable law.

            (b)

                  (i) The Company shall indemnify to the fullest extent
            permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Member or Manager of the Company, or is or was serving at the request of the Company as a Member or Manager in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  (ii) Expenses incurred in defending a civil or criminal
            action, suit or proceeding shall (in the case of any action, suit or proceeding against a Member or Manager of the Company) or may (in the case of any action, suit or proceeding against an Member or Manager) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Members upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this
            Article VI.

                  (iii) the indemnification and other rights set forth in this
            Article VI shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Company and any Member or Manager of the Company.

                  (iv) neither the amendment nor repeal of subparagraphs (i)
            (ii), or (iii) of this Article VI, shall eliminate or reduce the effect of subparagraphs (i), (ii), and (iii) of this Article VI in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to subparagraph (i), (ii), or (iii) of this
            Article VI, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

      6.2 Company Debt Liability. A Member shall not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions and any obligation of the Member under Sections 8.1 or 8.2 hereof to make Capital Contributions, except as provided in Section 6.6 hereof or as otherwise required by law.

      6.3 List of Members. Upon written request of a Member, the Managers shall provide a list showing the names, addresses, and Membership Rights and Interests of the Members and Interest Holders.

      6.4 Intentionally Omitted.

      6.5 Priority and Return of Capital. Except as may be expressly provided in
Article VIII or Article IX, no Member or Interest Holder shall have priority over any other Members or Interest Holder, either for the return of Capital Contributions or for Profits, Losses, or distributions; provided that this section shall not apply to Loans or to Guarantor Contributions as defined in
Section 8.9 (as distinguished from Capital Contributions) which a Member has made to the Company.

      6.6 Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of its contribution (as defined in Section 2 of the Delaware Act) is nevertheless liable to the Company only to the extent now or hereafter provided by the Delaware Act. A Member who receives a distribution made by the Company which is either in violation of this Agreement, or made when the Company's liabilities exceed its assets (after giving effect to the distribution) is liable to the Company for a period of six years after the distribution for the amount of the distribution.

      6.7 No Authority to Act for Company. Except as may be otherwise expressly provided in this Agreement, no Member or Interest Holder, acting alone, shall have any authority to act for, bind, or undertake, assume, or assign any obligation or responsibility on behalf of, the other Members, Interest Holders, or the Company.

      6.8 Restriction on Other Business Interests. Except as may be otherwise expressly provided in this Agreement, nothing herein shall be construed so as to prohibit a Member or Interest Holder from owning, operating, or investing in any real estate development not owned or operated by the Company, wherever located. Except as may be otherwise expressly provided in this Agreement, each Member and Interest Holder agrees that the other Members and Interest Holders, any Affiliate of same, or any related person or entity may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Company, the Members, nor any Interest Holder shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

      6.9 No Responsibility for Commitments of Others. Neither the Company nor a Member or Interest Holder shall be responsible or liable for any indebtedness or obligation or another Members or Interest Holder incurred before or after the execution of this Agreement, except as to those responsibilities, liabilities, indebtedness or obligations authorized pursuant to the terms of this Agreement, and each indemnifies and agrees to hold the others harmless from such obligations and indebtedness except as aforesaid.

                                   ARTICLE VII
                               MEETINGS OF MEMBERS

      7.1 Annual Meeting. The annual meeting of the Members shall be held on the first Monday in May or at such other time as shall be determined by resolution of the Members, commencing with the year 2003, for the purpose of the transaction of such business as may come before the meeting.

      7.2 Special Meetings. Special meeting of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least 50% of the Percentage Interests.

      7.3 Place of Meetings. Meetings will be held at 700 Route 46 East, Fairfield, New Jersey or as the Members holding a Deciding Interest shall determine.

      7.4 Notice of Meetings. Except as provided in Section 7.5 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than ten
(10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

      7.5 Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of New Jersey and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

      7.6 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjournment of the meeting.

      7.7 Quorum. Except as otherwise required by this Agreement, Members holding at least a Deciding Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of that number of Percentage Interests whose absence would cause less than a quorum.

      7.8 Manner of Acting. If a quorum is present, the affirmative vote of Members holding at least a Deciding Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Certificate of Formation or by this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Percentage Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

      7.9 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

      7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

      7.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

                                  ARTICLE VIII
                          CONTRIBUTIONS TO THE COMPANY
                              AND CAPITAL ACCOUNTS

      8.1 Initial Capital Contributions. Prior to the date of this Agreement, Prime incurred the costs in connection with the acquisition of the Hotel, including legal fees in negotiating the purchase contract and due diligence costs identified by amount or by description on Exhibit 8.1. The Members other than Prime shall reimburse Prime upon execution of this agreement 50% of such costs, or, (if there are Members in addition to AFP and Prime), in accordance with their Percentage Interest. From and after the date of this Agreement, the Members shall pay their proportionate share of all costs incurred by and on behalf of the Company in accordance with this Agreement, including the costs identified by amount or by description on Exhibit 8.1. The initial Percentage Interest of Prime is 50.00%, and the initial Percentage Interest of AFP is 50.00%.

      8.2 Additional Capital Contributions. At any time and from time to time after the Initial Capital Contributions have been funded, the Members holding a Deciding Interest acting unanimously may call for additional Capital Contributions to the Company to pay for all Company and Hotel related expenses not otherwise covered by financing proceeds or operating income, including, without limitation, development costs, legal fees, land acquisition costs, financing costs, construction and purchasing costs, franchise fees, management fees, pre-opening expenses and operating expenses. Provided that the amount and timing of such call is reasonable in view of the current and reasonably foreseeable future needs of the Company, each Member shall be obligated to fund its share of such Capital Contribution no later than ten (10) business days following the date of such call. A Member's share of each such Capital Contribution shall be equal to the product obtained by multiplying the Member's Percentage Interest (expressed as a percentage) by such required Capital Contribution. A Member's share shall be payable in cash or by certified check.

      8.3 Dilution. If a Member fails to make all or any portion of a Capital Contribution required to be made by such Member pursuant to Section 8.1 or
Section 8.2 (such Member being hereinafter referred to individually as a "Failing Member" and the Capital Contribution, or portion thereof, not contributed by such Failing Member being referred to as the "Default Amount"), the other Members that have made the Capital Contribution (the "Non-Failing Members") shall have the right, at their option, to (i) receive a refund of their Capital Contribution as adjusted for gains or losses, (ii) make a loan to the Company in a amount not in excess of the Default Amount which, at the option of the Non-Failing Members, may be converted into a Capital Contribution equal to the outstanding balance of such loan, plus accrued interest, at any time from the date of such loan, provided that the Failing Member is given a Dilution Notice (as hereinafter defined) at such time; or (iii) give notice ("Dilution Notice") to the Failing Member of their intention to make a further additional Capital Contribution to the Company (or to convert a loan to the Company made in accordance with this Section 8.3 into an additional Capital Contribution) in an amount not in excess of the Default Amount. If the Failing Member has not made, within ten (10) days of the delivery to it of the Dilution Notice, an additional Capital Contribution to the Company in an amount equal to the Default Amount, then the Non-Failing Members may make an additional Capital Contribution to the Company in an amount not in excess of the Default Amount. Upon receipt by the Company of such additional Capital Contribution, the Non-Failing Members' Percentage Interest in the Company shall be increased to the percentage obtained by dividing (x) a sum equal to (i) two times any Default Amounts plus (ii) the sum of all other committed and additional Capital Contributions made by the Non-Failing Members by (y) the sum of all other committed and additional Capital Contributions made by all Members at any time. In turn, the Failing Member's Percentage Interest in the Company shall be decreased to a percentage equal to one hundred percent, less the Non-Failing Members' new Percentage Interest, as calculated pursuant to the preceding clause of this Section 8.3. In the event that there is more than one Non-Failing Member, the increase in the Non-Failing Member's Percentage Interest shall be allocated among the Non-Failing Members on the basis of the ratio of their contributions.

      8.4 Capital Account.

            (a) A separate Capital Account shall be maintained for each Interest Holder, in accordance with Code Section 704(b) and Treasury Regulations
      Section 1.704-1(b).

            (b) In the event of a permitted sale or exchange of an Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Treasury Regulations Section l.704-l(b)(2)(iv).

            (c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section should be modified to comply with Code Section 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

            (d) Except as required in Sections 8.1 and 8.2, or by any of the special allocation provisions of Section 9.5, if applicable, no Interest Holder shall have any liability to restore all or any portion of a deficit balance in the Interest Holder's Capital Account.

            (e) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to items (ii) or (iv) of the definition of the term Gross Asset Value contained in Article I hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
      Section 704(c) and the Treasury Regulations thereunder.

      8.5 No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

      8.6 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution and Capital Accounts.

      8.7 Form of Distribution. If an Interest Holder is entitled to receive a return of a Capital Contribution or any other distribution, the Company, at the discretion of the Managers, may distribute cash, notes, property, or a combination thereof to the Interest Holder, but no Interest Holder shall have the right to demand that distributions be made in any form other than cash.

      8.8 Loans by Members. No Member shall be obligated to lend any money to the Company. With the exception of the institutional borrowing allowed by
Section 3.4, the borrowings which the Managers are authorized to incur by Sections 5.2 and 5.3 and a loan which a Member may make pursuant to Section 8.3 and 8.9, the Company shall not borrow any funds without the approval of the Members holding a Deciding Interest. If, pursuant to Section 8.3 or 8.9, one or more Members lend any money to the Company as a loan (a "Loan"), such Loan shall not increase the Capital Account of such Member or entitle such Member to any increase in its share of the distributions of the Company. Any Loan shall be an obligation of the Company, and no Member shall be personally obligated to repay the Loan and the Loan shall be payable or collectible only out of the assets of the Company. All Loans shall bear interest at a rate per annum equal to the sum of (x) five percent (5%) plus (y) the prime rate prevailing from time to time of PNC Bank, adjusted as of the date of each prime rate change at said bank, but in no event shall the rate of interest exceed the highest rate permitted by law which, if exceeded, could subject the lending Member to penalties. A loan made by a Non-Failing Member pursuant to

Section 8.3 and the interest thereon shall be payable on demand and shall be senior in right of payment to any loan which may be payable by the Company to the other Members, except for a loan made by the other Members pursuant to
Section 8.3 or Section 8.9. A Guarantor Loan made pursuant to Section 8.3 or 8.9 shall be senior in right of payment to any loan which may be payable by the Company to the other Members, except for a loan made by the other Members pursuant to Section 8.9, but shall be junior in right of payment as to principal and interest to the debt which gave rise to the Guarantor Loan. The principal and interest on debt owed to a Member pursuant to Section 8.9 shall be payable on demand but shall be so payable only after all debt which gave rise to the Guarantor Loan and the interest thereon has been paid in full.

      8.9 Payment by Member Under Guaranty of Company Debt.

            (a) Member as sole guarantor. In the event that the Company fails to make payment of principal or interest on any debt incurred pursuant to
      Section 3.4 of which less than all members are guarantors, those Members may effect payment of the amount owed by the Company by making payment thereof directly to the creditor (hereinafter referred to as a "Member Guaranty Payment"). Any Member who makes a Member Guaranty Payment (the "Paying Guarantor") shall be deemed to have made a payment to the Company in the amount of the Member Guaranty Payment which, at the election of the Paying Guarantor communicated to the Company and to the other Members and subject to any requirements which may be imposed by the holders of the Company's institutional debt, will be either a loan to the Company (a "Guarantor Loan") or a payment to the Company (a "Guarantor Contribution") which gives rise to the rights and privileges with respect to the Company described in paragraph (c) of this Section (a "Guarantor Claim"). A Guarantor Loan or a Guarantor Contribution may, at the option of the holder thereof, be converted into an additional Capital Contribution, equal to the outstanding balance of such Guarantor Loan, plus accrued interest, or the amount of the distribution which would then be payable on such Guarantor Claim, as applicable, at any time from the date of the relevant Member Guaranty Payment by giving notice of such election to the other Members and to the Company. Upon the giving of such notice, the Paying Guarantor's Percentage Interest in the Company with its corresponding voting rights shall be increased to the percentage obtained by applying the formula set forth in Section 8.3 in which application the amount of the converted Guarantor Loan and the interest thereon or the amount of the distribution which would then be payable on the converted Guarantor Claim, as applicable, will be considered an additional Capital Contribution. In turn, the other Members' Percentage Interest in the Company with its corresponding voting rights shall be decreased to a percentage equal to one hundred percent, less the Paying Guarantor's new Percentage Interest, as calculated pursuant to the preceding sentence of this paragraph (a).

            (b) Members as joint and several guarantors.

                  (i) In the event that the Company fails to make a payment of principal or interest on any debt incurred pursuant to Section
                  3.4 of which all Members are joint and several guarantors, the Members shall effect payment of the amount owed by the Company by each making payment equal to its Percentage Interest thereof directly to the creditor. If each

                  Member makes such required payment, the Paying Guarantors, subject to any requirements which may be imposed by the holders of the Company's institutional debt, both will be deemed to have made a Guarantor Loan, or a Guarantor Contribution or a Capital Contribution in the amount of its Member Guaranty Payment as the Paying Guarantors shall both agree; provided, however, in the absence of such agreement, the Member Guaranty Payment will be considered to be an additional Capital Contribution.

                  (ii) If a Member fails to make all of the payment required of it by subparagraph (b) (i) of this Section within fifteen days after the amount is due by the Company (the "Failing Guarantor"), the other Members who do not so fail (the "Non-Failing Guarantor") shall have the right to pay to the creditor the amount not so paid by the Failing Guarantor (a "Deficiency Payment"). Upon making a Deficiency Payment, the Non-Failing Guarantor may make a claim against the Failing Guarantor in the amount of the Deficiency Payment or part thereof and the remaining part of the Deficiency Payment not claimed against the Failing Guarantor will be considered a payment to the Company by the Non-Failing Guarantor to which all of the rights and privileges afforded to a Paying Guarantor making a Member Guaranty Payment pursuant to paragraph 8.9(a) shall apply. The Non-Failing Guarantor, and only the Non-Failing Guarantor, shall have the rights and privileges of a Paying Guarantor under paragraph 8.9(a).

            (c) Rights and Privileges related to a Guarantor Claim. For purposes of this Agreement and the relative rights of the parties hereto:

                  (i) A Guarantor Contribution will not be deemed to be a Capital Contribution and will not, until converted to a Capital Contribution, result in an increase in the Paying Guarantor's voting rights, Capital Account, Interest in the Company or Percentage Interest therein.

                  (ii) The holder of a Guarantor Claim will be entitled to payment by the Company of a percent per annum on the outstanding amount thereof equaling the sum of (x) five percent (5%) plus (y) the prime rate prevailing from time to time while such amount is outstanding at PNC Bank, adjusted as of the date of each prime rate change at said bank, but in no event shall the rate of interest exceed the highest rate permitted by law. The holder of a Guarantor Claim will be entitled to said payment out of Cash Flow, but only if at the time of such payment, the Company has then outstanding no debt or interest thereon other than trade debt or other debt incurred in the ordinary course of business which is not outstanding beyond the date when such debt is due. During such time as such payment on a Guarantor Claim is not payable out of Cash Flow because of the existence of outstanding debt, such payment will nevertheless accrue. If such payment on a Guarantor Claim is payable out of Cash Flow because of the absence of outstanding debt, such payment will be made prior to any payment out of Cash Flow made to an Interest Holder.

                  (iii) The holder of a Guarantor Claim will be entitled to payment by the Company of the amount thereof, plus the unpaid payments due thereon under paragraph (c)(ii), at such time that Interest Holders are entitled to receive a return of their Capital Contributions or a distribution of Capital Proceeds. The right of a holder of a Guarantor Claim to receive such payment is prior to the right of an Interest Holder to receive a return of its Capital Contribution or Capital Proceeds, but is junior to the right of creditors of the Company to receive payment of the amounts then due to them.

            (d) Nonrecourse Carveout Guaranty. Any liability under a Nonrecourse Carveout guaranty shall be paid by the Members in accordance with their respective Percentage Interests in the same manner as a Member Guaranty Payment under this Section 8.9 unless one or more Member(s) committed the acts giving rise to such liability, in which case such responsible Member(s) shall be solely responsible for such liability.

      8.10 Right to Offset Damages. The Company may offset damages for breach of this Agreement by an Interest Holder, or of any other agreement between the Company and such Interest Holder by the Interest Holder, whose interest is liquidated (either upon the withdrawal of the Interest Holder or the liquidation of the Company) against the amount otherwise distributable to the Interest Holder.

      8.11 Rights of Non-Guarantor Members. Notwithstanding any provision of this Article VIII to the contrary, in the event that any Member makes any payment of principal or interest on any debt incurred pursuant to Section 3.4 upon the failure of the Company to make such payment, such Member shall have the same rights as a Paying Guarantor under Section 8.9(a) above.

                                   ARTICLE IX
                  PROFIT, LOSS, ALLOCATIONS, AND DISTRIBUTIONS

      9.1 Added Definitions.

      "Adjusted Capital Account Deficit" shall mean, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the applicable taxable year, after giving effect to the following adjustments:

      (i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore under this Agreement or is deemed obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and (i)(5); and

      (ii) the deficit shall be increased by the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and (d)(4), (5), and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

      "Interest Holder Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and 2(d).

      "Interest Holder Nonrecourse Deduction" shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) and 2(i)(2).

      "Interest Holder Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

      "Minimum Gain" shall have the meaning set forth in Treasury Regulations
Section 1.704-2(b)(2) and 1.704-2(d).

      "Net Capital Proceeds" shall mean the net cash proceeds received by the Company from a Capital Transaction, less any portion thereof used to establish Reserves for Company expenses, obligations, and contingencies as determined by the Managers. Net Capital Proceeds shall include all principal and interest payments on any debt obligation received by the Company in any Capital Transaction.

      "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

      "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

      9.2 Distribution of Cash Flow. Cash Flow, after any necessary set aside to maintain minimum working capital of the Company in an amount not less than $225,000, shall be distributed to the Interest Holders in accordance with their Percentage Interests within thirty (30) days after the end of each calendar quarter.

      9.3 Distribution of Capital Proceeds. Net Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

            (a) to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

            (b) to the payment of Guarantor Claims, plus the unpaid payments due thereon pursuant to paragraph (c)(ii) of Section 8.9 (subject to any requirements which may be imposed by the holders of the Company's institutional debt, if any); then

            (c) the balance, to the Interest Holders in accordance with their Percentage Interests.

      9.4 Allocation of Profits and Losses.

            (a) Profits. After giving effect to the special allocations set forth in Section 9.5, Profits shall be allocated to the Interest Holders in accordance with their Percentage Interests.

            (b) Losses. After giving effect to the special allocations set forth in Section 9.5, Losses shall be allocated to the Interest Holders in accordance with their Percentage Interests; provided, however, that no Interest Holder shall be allocated a Loss that creates or increases an Adjusted Capital Account Deficit for such Interest Holder.

      9.5 Regulatory Tax Allocations.

            (a) Minimum Gain Chargeback. Except as set forth in Treasury Regulations Section 1.704-2(f), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation under this Section 9.5, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Treasury Regulations Section 1.704-2(g). Allocations of gross income and gain under this Section 9.5(a) shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities, to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this Section 9.5(a) shall constitute a "minimum gain chargeback" under Treasury Regulations Section 1.704-2(f), and this provision shall be interpreted consistently therewith.

            (b) Interest Holder Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if, during any taxable year, there is a net decrease in Interest Holder Minimum Gain attributable to an Interest Holder Nonrecourse Liability during any taxable year, each Interest Holder who has a share of the Interest Holder Minimum Gain attributable to such Interest Holder Nonrecourse Liability shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease in the Interest Holder Minimum Gain. This allocation shall be made after the allocation under Section 9.5(a) and prior to any other allocation under this Section
      9.5. Allocations of gross income and gain under this Section 9.5(b) shall be made first from gain recognized from the disposition of Company assets subject to Interest Holder Nonrecourse Liabilities, to the extent of Interest Holder Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this Section 9.5(b) shall constitute a "minimum gain chargeback" under Treasury Regulations Section 1.704-2(i), and this provision shall be interpreted consistently therewith.

            (c) Qualified Income Offset. If any Interest Holder unexpectedly receives any adjustments, allocation, or distributions described in Treasury Regulations Section 1.704-

      1(b)(2)(ii)(d)(4), (5) or (6), items of gross income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible. An allocation under this Section 9.5(c) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for under this Section 9.5 have been tentatively made as if this Section 9.5(c) were not in this Agreement.

            (d) Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in accordance with their Percentage Interests.

            (e) Interest Holder Nonrecourse Deductions. Any Interest Holder Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the Interest Holder Nonrecourse Liability to which the Interest Holder Nonrecourse Deduction is attributable, as determined in accordance with Treasury Regulations Sections 1.704-2(b) and 1.704-2(i)(1).

            (f) Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that Section of the Treasury Regulations.

            (g) Contributed Property and Book-Ups. In accordance with Code
      Section 704(c) and the Treasury Regulations thereunder, as well as Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Treasury Regulations thereunder. Allocations under this
      Section 9.5(g) are solely for the purpose of federal, state, and local taxes, and shall not be taken into account in determining any Interest Holder's Capital Account and allocable share of Profits and Losses.

            (h) Withholding. All amounts required to be withheld under Code
      Section 1446 or any other provision of federal, state, or local law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

      9.6 Liquidation and Distribution.

            (a) If the Company is liquidated, the assets of the Company shall be distributed in accordance with Section 13.2.

            (b) No Interest Holder shall be obligated to restore a Negative Capital Account.

      9.7 General.

            (a) Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.

            (b) If any assets are distributed in kind to the Interest Holders, those assets shall be valued at their fair market value, and any Interest holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 9.4 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets.

            (c) All Profits and Losses shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is otherwise separated into two or more short years, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profits and Losses shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year.

            (d) The Managers are hereby authorized, upon the advice of the Company's tax counsel, and with the concurrence of Members holding a Deciding Interest, to amend this Article IX to comply with applicable provisions of the Code and the Treasury Regulations promulgated under such applicable Code provisions, including but not limited to Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

                                    ARTICLE X
                      TRANSFER OF INTERESTS AND WITHDRAWAL

      10.1 General.

      (a) No Member shall transfer any Membership Rights to any Person who is not an accredited investor as defined in Section 16.15. Each Member who transfers Membership Rights shall obtain from the transferee a written confirmation with respect to the representations and warranties as set forth in Section 16.15.

      (b) If at any time AFP or Prime proposes to sell, dispose of or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, any Membership Rights in the Company to any Person other than to an Affiliate of such Member and upon such transfer the percentage of the combined Membership Rights held by AFP and Prime is reduced from 50% or greater to less than 50% of the total Membership Rights of all Members, then such transferring Member or Members, if both Prime and AFP are transferring, shall refrain from effecting such transaction unless, prior to the consummation thereof, (a) the other Members shall have been afforded the opportunity to join in such transaction on the same price and the same terms and conditions as given to such transferring Member or Members, and (b) the other Members shall have been given notice of the proposed transfer and the non-exclusive opportunity to negotiate with such transferring Member or Members to purchase or otherwise acquire the interest that such transferring Member or Members propose to sell, dispose of or otherwise transfer. It is the intention of the parties that this paragraph shall not be applicable if at the time of such proposed transfer the percentage of the combined Membership Rights of AFP and Prime and any of their Affiliates is less than 50%of the total Membership Rights of all Members.

      (c) No Member shall pledge, encumber or otherwise assign as collateral security any of its Membership Rights in the Company without the prior written consent of each other Member, provided that the foregoing shall not apply to any pledge, encumbrance or other assignment to an Affiliate of such pledging Member in which such pledging Member holds an equity interest of greater than 50%.

      (d) Other than for the limitation set forth in this Section 10.1, Membership Rights shall be freely transferable.

      (e) Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 10.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights in violation of the prohibition contained in this Section shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Agreement shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

      10.2 Involuntary Withdrawal.

      (a) Immediately upon the occurrence of an event of Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become an Interest Holder but shall not become a Member, nor succeed to any Membership Rights other than those rights pertaining to the owner of an Interest. In addition, the withdrawn Member shall be deemed as of the date of the occurrence of the event, to have made an offer to sell, and to have granted a Purchase Option for, his entire Interest in the Company to the Company and the other Members (the "Non-Withdrawn Members"), as follows:

                  (i) The Company shall have the first option (the "Purchase Option") to purchase such Interest for a price (the "Purchase Price") equal to the amount the transferor would receive if the Company were liquidated and an amount equal to the lesser of (A) the fair market value of the equity in the Company, as determined by an appraiser selected by the Company or the Member(s) exercising the Purchase Option, and (B) the Book Value (as hereinafter determined) were available for distribution to the Members.

                  (ii) The Purchase Option shall be and remain irrevocable for a period (the "Option Period") ending at 11:59 P.M., local time at the Company's principal office on the thirtieth (30th) day following the date the Non-Withdrawn Members receive notice of the occurrence of an event of Involuntary Withdrawal.

                  (iii) At any time during the Option Period, the Company may elect to exercise the Purchase Option by giving written notice of its election to the withdrawn Member. The withdrawn Member shall not be deemed a Member for the purpose of voting on whether the Company shall elect to exercise the Purchase Option. If the Company elects to exercise the Purchase Option, the Company's notice of its election shall fix a closing date (the "Transfer Closing Date") for the purchase, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Option Period. If the Company determines not to exercise the Purchase Option, the Company shall give notice of its determination to each Member before the expiration of the Option Period.

                  (iv) If the Company fails to exercise the Purchase Option, then the Non-Withdrawn Members shall have the right to exercise the Purchase Option for the Purchase Price and the Option Period shall be automatically extended to 11:59 P.M., local time at the Company's principal office on the later of the forty-fifth (45th) day following the date the Non-Withdrawn Members receive notice of the occurrence of an event of Involuntary Withdrawal and the thirtieth (30th) day following receipt of the Company's notice of its determination not to exercise the Purchase Option..

                  (v) At any time during the Option Period as so extended, each Non-Withdrawn Member may elect to exercise the Purchase Option in the proportion in which the Percentage Interest then held by such Non-Withdrawn Member bears to all of the Percentage Interests in the Company excluding the Percentage Interest of the withdrawn Member, by giving written notice of the election to the withdrawn Member and to the Company. If the Non-Withdrawn Member elects to exercise the Purchase Option, the Non-Withdrawn Member's notice of its election shall fix the Transfer Closing Date, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Option Period.

                  (vi) If the Company or any Non-Withdrawn Member(s) exercises the Purchase Option, the Company or such Non-Withdrawn Member(s), as the case may be, shall pay to the withdrawn Member on the Transfer Closing Date cash or other immediately available funds in the amount of the Purchase Price.

                  (vii) In the event the Company purchases the withdrawn Member's Interest, then the Non-Withdrawn Members shall be deemed to have acquired 100% of the Membership Rights acquired by the Company.

                  (viii) In the event the withdrawn Member fails to timely execute and deliver the assignment or other documentation reasonably required to transfer its Interest to the Company or the Non-Withdrawn Member(s) on the Transfer Closing Date for any reason, then the Company or the Non-Withdrawn Members, as the case may be, shall at all times on and after such date have the right and power to take all steps and execute all assignments and other documents necessary to transfer such Interest without the signature of the withdrawn Member being required on any such assignment or document in connection therewith, and the withdrawn Member hereby grants the Company and the Non-Withdrawn Member(s) an irrevocable power attorney, coupled with an interest, to take such steps or execute such assignments or other documents on its behalf if such withdrawn Member fails to timely do so.

           (b) Book Value. The term "Book Value" for purposes of Subsection 10.2(a) shall mean the book value, computed in accordance with generally accepted accounting principles, of the equity in the Company as of the end of the last full calendar month immediately preceding the month in which the event giving rise to the payment for the Interest occurred. Notwithstanding anything contained in this Agreement to the contrary, the computation of Book Value shall be subject to the following provisions:

                  (i) No additional allowance of any kind shall be made for the goodwill, trade names, or any other intangible asset or assets (the "Intangible Assets") of the Company other than the aggregate dollar amount for any of those Intangible Assets appearing on the most recent balance sheet of the Company prior to the date on which Book Value is to be determined.

                  (ii) Reserves for contingent liabilities shall not be treated as a liability for purposes of determining Book Value.

                  (iii) No adjustment shall be made to Book Value as a result of any event occurring subsequent to the date as of which Book Value is to be determined.

      Book Value shall be determined by the accountants regularly employed by the Company. The determination of the accountants shall, for the purposes of this Agreement, be binding and conclusive upon all parties.

      10.3 Voluntary Withdrawal. No Member shall have the right or power to voluntarily withdraw from the Company.

      10.4 Indemnification by Transferor. An Interest Holder shall indemnify the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any Transfer or purported Transfer in violation of this Article X.

      10.5 Disposition of Other Membership Rights On Transfer of Interest. Upon and contemporaneously with any transfer of an Interest of a transferor who is a Member which does not at the same time transfer the other rights associated with the Interest transferred by the transferor (including, without limitation, the rights of the transferor to participate in the management of the business and affairs of the Company), the Company shall purchase from the transferor, and the transferor shall sell to the Company for a purchase price of $100, all remaining rights and interests retained by the transferor that immediately before the sale or gift were part of the transferor's Membership Rights and associated with the transferred Interest.

                                   ARTICLE XI
                               ADDITIONAL MEMBERS

         11.1 Admission to Membership. New Members shall be admitted only upon the transfer of the interest of an existing Member in whole or in part.

         11.2 Financial Adjustments. New Members shall be entitled to allocation of losses, income, or expense deductions incurred by the Company as agreed to between the new Member and the transferring Member. The Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

                                   ARTICLE XII
                  BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS

         12.1 Bank Accounts. All funds of the Company shall be held in a bank account or accounts, or other appropriate investment account or accounts, opened in the Company's name. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         12.2 Books and Records.

                  (a) At the expense of the Company, the Managers shall keep and maintain records and accounts of all operations and expenditures of the Company, which shall include, but not be limited to, the following records: (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a current list of the full name and last known business, residence, or mailing address of each Member, Interest Holder, and Manager both past and present, and the date on which each became a Member, Interest Holder or Manager; (iii) a copy of the certificate of formation and operating agreement of the Company, all amendments thereto, and all executed copies of any powers of attorney pursuant to which the operating agreement, any certificate, and all amendments thereto have been executed; (iv) copies of all of the Company's federal, state, and local income tax returns and reports, and copies of all financial statements of the Company, for the four most recent years;
         (v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future; (vi) minutes of every annual meeting, special meeting and court-ordered meeting; and (vii) all written consents obtained from Members for actions taken by Members without a meeting.

                  (b) The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

                  (c) Any request for information shall be in writing, and shall state the purpose therefor. Each Member shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

         12.3 Accounting Period. The Company's accounting period shall be the calendar year.

         12.4 Tax Returns and Elections.

                  (a) The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year.

                  (b) For Delaware tax purposes, each Member and Interest Holder which is a nonresident of Delaware shall execute and deliver to the Managers such form or forms (the "Nonresident Tax Forms") as may be required by the taxing authorities of the state of Delaware no later than sixty (60) days after the later of becoming a Member or Interest Holder, as the case may be. The Managers shall timely file said Nonresident Tax Forms for each nonresident Member and Interest Holder with the appropriate taxing authorities of the State of Delaware, together with the Company's annual Delaware return.

                  (c) The Members having a Deciding Interest shall have the authority to make all elections permitted under the Code, including, without limitation, elections or methods of depreciation and elections under Code Section 754.

                  (d) The Company shall take all appropriate steps to be (i) ignored for federal and state income tax purposes or (ii) if appropriate, treated as a partnership for tax purposes.

         12.5 Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Managers shall cause to be sent to each Person who was a Member at any time during the accounting year then ended a balance sheet and a profit and loss statement certified by a Manager or an officer of Prime Hospitality Corp. In addition, within seventy-five (75) days after the end of each taxable year of the Company, the Managers shall cause to be sent to each

Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of any Member, and at the Member's expense, the Managers shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

         12.6 Tax Matters Member. Prime shall be the tax matters member ("TMM"), as defined in Section [6231 (a)(7)] of the Code, with respect to operations conducted by the Company during the period that Prime is a Member. The TMM shall comply with the requirements of Section [6221 through 6232] of the Code. The TMM shall retain a qualified accounting firm (the "Accountants") to prepare tax returns, annual reviewed financial statements for the Company, and any other financial statements or data requested by the Members. Notwithstanding anything to the contrary in this Section 12.6, the TMM, in its capacity as such, shall take no position with respect to the Company absent the prior consent of the Members holding a Deciding Interest.

                                  ARTICLE XIII
                   DISSOLUTION AND TERMINATION OF THE COMPANY

         13.1 Dissolution.

                  (a) The Company shall be dissolved upon the earliest occurrence of any of the following events (each, a "Dissolution Event"):

                           (i) when the period fixed for the duration of the
                  Company shall expire pursuant to Section 2.5 hereof;

                           (ii) by the written agreement of the Members holding
                  a Deciding Interest;

                           (iii) upon the occurrence of an Involuntary
                  Withdrawal, unless the remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, by the affirmative vote of Members holding a Deciding Interest (determined without regard to the Percentage Interest of the withdrawn Member), elect to continue the business of the Company pursuant to the terms of this Agreement; or

                           (iv) should an event occur upon the occurrence of
                  which the Members have agreed in this Agreement to dissolve the Company.

                  (b) Upon the occurrence of a Dissolution Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      13.2 Winding Up, Liquidations, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Managers shall:

            (a) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Interest Holders in kind), which sale may be to one of the Members pursuant to the buy-out procedures of Article XIV;

            (b) allocate Profit and Loss resulting from such sales or liquidations to the Interest Holders' Capital Accounts in accordance with this Agreement;

            (c) if any assets of the Company are to be distributed in kind, take those actions with respect to appraisal and allocation of Profit and Loss required under Section 9.7(b) of this Agreement; and

            (d) distribute the assets of the Company in the following order:

                  (i) first, to creditors, including Members, Interest Holders and Managers who are creditors, in satisfaction of liabilities of the Company, other than liabilities for which reasonable provision has been made, and liabilities to Interest Holders and former Members described in clauses (ii) and (iii) below;

                  (ii) second, to holders of Guarantor Claims, the amount of their Guarantor Claim plus the unpaid payments due thereon under paragraph (c)(ii) of Section 8.9;

                  (iii) third, to Interest Holders and former Members who have resigned, unpaid distributions to which they became entitled prior to dissolution or resignation, as applicable;

                  (iv) fourth, to Interest Holders in proportion to their
            remaining Capital Account balances after taking into account all contributions, distributions and allocations for all periods.

      13.3 Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed in duplicate and verified by the person signing the Certificate, which Certificate shall set forth the information required by the Delaware Act. Duplicate originals of the Certificate of Cancellation shall be delivered to the Delaware Secretary of State.

      13.4 Termination of Existence. Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Delaware Act. The Managers shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

      13.5 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Members.

                                   ARTICLE XIV
                                    DEADLOCKS

      14.1 Deadlocks

      (a) Dispute. If at any time, a unanimous consent of Members or the consent of Members holding a Deciding Interest cannot be reached or an approval of Prime or AFP cannot be obtained on any matter requiring such a consent or approval (a "Dispute") any Member (the "Offeror Member") shall have the right any time exercisable by written notice (the "Offeror Notice") to all Members voting against the Offeror Member in connection with the Dispute to (the "Offeree Member or Members") to offer to buy (the "Offer") such other Members' interest in the Company at a purchase price and upon other terms specified in the Offer. Any Member who is not within the definition of "Offeree Member" shall have no rights or obligations under this Section 14.1.

      (b) Offeree Member Election. The Offeree Members must elect by sending written notice (the "Notice of Election") to the Offeror Member thirty days after receipt of the Offer, either:

              (i) to Sell their interest in the Company at the purchase price and on other terms specified in the Offer, or

              (ii) to offer to purchase the Offers' interest in the Company at a purchase price equal to the price and on other terms specified in the Offer.

            (c) Conflict among Offeree Members. In the event that some Offeree Members chose to buy and other Offeree Members chose to sell, the Offeree Members choosing to buy shall purchase the interests of the Offeror Member and the Offeree Members choosing to sell. The interests purchased and the purchase price shall be allocated so as to maintain the existing proportionality in ownership.

            (d) Conflict among Offeror Members. In the event that two offers are made, the first in time shall control. In the event that any of the Offeree Members fails to deliver its Notice of Election in accordance with the terms of Subsection 14.1within such thirty day period, the Offeree Member shall be deemed to have elected clause (i).

            (e) Purchase by Offeror Member. Upon the election referred to in subsection (b) above, the Member or Members who are purchasing (the "Purchasing Members"), within three (3) business days following delivery of the Notice of Election, shall pay into escrow a deposit (the "Offeror Deposit") equaling five percent (5%) of the Offer purchase price, and on or before the date (the "Outside Closing Date") which is the earlier to occur of 60 days after the execution of a formal purchase and sale agreement (the "Sale Contract") or 90 days after receipt of the Notice of Election, the Purchasing Members, the Members selling their interest (the "Selling Members") and the other Members shall execute such Members' consents and such documents and instruments reasonably required by the Purchasing Members to sell and transfer their interests to the Purchasing Members at the purchase price and other terms specified in the Offer and the Sale Contract. The Sale Contract shall contain such terms as are consistent with the terms of this
Section 14.1 and as are otherwise reasonably acceptable to the Purchasing Members and the Selling Members. The closing of such sale (the "Sale Closing") shall take place as soon as practicable but in any event on or before the Outside Closing Date. At the Sale Closing, the Selling Members shall sell and transfer their interests free and clear of encumbrances,. In the event that the Purchasing Members default in their obligation to close in accordance with the terms of this Section 14.1 on or before the Outside Closing Date, the Purchasing Members' right to purchase the Selling Members' interest pursuant to the Offer shall terminate and the Offeror Deposit shall be paid to the Selling Members as liquidated damages. Upon such default the Selling Members shall have the right, exercisable within 30 days following the Outside Closing Date, to elect to purchase the Purchasing Members' interest at a purchase price equal to that set forth in the Offer. In the event that the Selling Members so elect to purchase the Purchasing Members interest in the Company, the closing thereof will be conducted in accordance with the terms of this Section 14.1

                                   ARTICLE XV
                                     DEFAULT

      15.1 Rights After Default. After the date hereof, if any Member fails to perform any of its obligations hereunder or breaches or defaults under any of the terms, conditions or covenants of this Agreement including those specified in Section 8.1 or 8.2 or paragraph 8.9(b)(i) or breaches or defaults under any of the terms, conditions or covenants of any other agreement between the Company and such Member (a "Default"), then the other Members that are parties to this Agreement (the "Nondefaulting Members"), shall have the right to give such party (the "Defaulting Members") a Notice of Default (a "Notice of Default"). The Notice of Default shall set forth the nature of the obligation which the Defaulting Members have not performed.

            (a) If a Default is not a failure to pay money and if, within the thirty (30) day period following receipt of the Notice of Default, the Defaulting Members in good faith commences to perform such obligation and either cures the Default or thereafter prosecutes to completion with diligence and continuity the curing thereof and cures the Default within a reasonable time, it shall be deemed that the Notice of Default was not given and the Defaulting Members shall lose no rights hereunder. If, within such thirty (30) day period, the Defaulting Member does not commence in good faith the curing of the Default or does not thereafter prosecute the completion with diligence and continuity the curing hereof, then the Nondefaulting Members shall have the rights set forth in Subsection 15.1(c).

            (b) If a Default is a failure to pay money including a default described in Sections 8.1 or 8.2 or paragraph 8.9(b)(i), and if such sums of money shall be paid by or on behalf of the Defaulting Members within fifteen (15) days after receipt of the Notice of Default with respect thereto, then it shall be deemed that such Notice of Default was not given and the Defaulting Members shall lose no rights hereunder. If such sums are not so paid within such fifteen
      (15) day period, then the NonDefaulting Members shall have the rights set forth in Subsection 15.1 (c).

            (c) If any Default which materially affects the operation of the Company or any Default which is a failure to pay money is not cured as set forth in Subsections 15.1 (a) or 15.1 (b), the Nondefaulting Members holding more than fifty (50%) percent of the total Percentage Interest held by all Nondefaulting Members shall have the right to terminate this Agreement unilaterally by giving the Defaulting Members written notice thereof, whereupon such Default will be treated as an Involuntary Withdrawal of the Defaulting Members under Subsection 10.2.

      15.2 No Waiver. Failure of the Nondefaulting Members to give any Notice of Default, or any failure by the Nondefaulting Members to insist upon strict performance of any of the terms of this Agreement or of any other agreement between the Company and the Defaulting Members, shall not constitute a waiver of any such breach or any of the terms of this Agreement or such other Agreement. No breach shall be waived nor shall any duty be performed, or altered or modified except by written instrument. One or more waivers or failures to give Notice of Default shall not be construed as a waiver of a subsequent or continuing breach of the same covenant.

      15.3 Estoppel Certificate. Any Member shall at any time and from time to time upon not less than twenty (20) days prior written notice from any other Members, acknowledge and send to the other Members a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether or not as to all Members there exists any default in keeping, observing or performing any of the terms contained in this Agreement or in any agreement between a Member and the Company and, if a default shall exist, specifying each such default (limited, as regards the other Members' defaults, to those defaults of which the certifying Member has knowledge).

      15.4 Negation of Right to Dissolve by Will of Member. Except as otherwise specifically set forth in this Agreement, no Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the consent of the Members holding a Deciding Interest.

      15.5 Not Exclusive Remedy. The rights granted in Section 15.1 shall not be deemed an exclusive remedy of the Nondefaultings Member and the Company, but all other rights and remedies, legal and equitable, shall be available to the Nondefaulting Members and to the Company.

                                  ARTICLE XVI
                            MISCELLANEOUS PROVISIONS

      16.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth below or to such other address as may have been communicated, from time to time, to the Members or to the Company in a notice that complies with the provision of this Section. Except as otherwise provided in this Agreement, any such notice shall be deemed to be given three (3) business days after the date on which the same was held in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid:

         To Prime:         Prime-Meadowlands, L.L.C.
                           c/o Prime Hospitality Corp.
                           700 Route 46 East
                           Fairfield, New Jersey 07004

With a copy to:            Prime Hospitality Corp.
                           700 Route 46 East
                           Fairfield, New Jersey 07004

To AFP:                    AFP EIGHTEEN CORP.
                           c/o United Capital Corp.
                           United Capital Building
                           9 Park Place
                           Great Neck, New York 11021

With a copy to:            Samuel Ross, Esq.
                           c/o Olshan Grundman
                           505 Park Avenue
                           New York, New York 10022

         16.2 Waiver of Action for Partition. Each Member and Interest Holder irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

         16.3 Amendments. This Agreement may not be amended except by the unanimous written agreement of all of the Members.

         16.4 Execution of Additional Instruments; Estoppel Certificate. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations. Each Member shall, within ten
(10) days after written request by any Member or the Managers, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by an instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is such a default, the nature and extent thereof.

         16.5 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

         16.6 Section Headings. The section headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

         16.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act that would have originally constituted a violation from having the effect of an original violation.

         16.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

         16.9 Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

         16.10 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

         16.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         16.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         16.13 Application of Delaware Law. This Agreement shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

         16.14 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Delaware or any Delaware State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

         16.15 Investment Representations. Each Member hereby represents and warrants to the Company and the other Members that such Member:

                  (a) is an "accredited investor" within the meaning of rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                  (b) understands that the Member's Interest has not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon such Member's representations contained herein;

                  (c) has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and the Member is able to bear the economic risk of this investment in the Company (including a complete loss of this investment);

                  (d) recognizes that no public market exists for the Member's Interest, and none will exist in the future; that it must bear the economic risk of this investment indefinitely unless the Member's Interest is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Member's Interest is qualified under applicable state securities laws or an exemption from such qualification is available, and that the Company has no obligation or present intention of so registering the Member's Interest; understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the member to transfer any or all the Member's Interest, in the amounts, or at the times the Member might propose; understands at the present time that Rule 144 ("Rule 144') promulgated under the Securities Act by the Securities and exchange Commission is not applicable to sales of the Member's Interest because they are not registered under Section 12 of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and there is not publicly available the information concerning the Company specified in rule 144; acknowledges that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so;

                  (e) is acquiring the Member's Interest solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Securities. Except as specifically provided herein, no other person has any right with respect to, or interest in, the Member's Interest to be purchased by the Member, nor has the Member agreed to give any person any such interest or right in the future;

                  (f) except as specifically provided herein, has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of his, her or its Member Interest, and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

                  (g) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company's sale to such Member of his, her or its Member Interest; and

                  (h) is familiar with the business and operations of the Company and has been afforded full and complete access to the books, financial statements, records, contracts, been afforded an opportunity to ask such questions of the Company's agents, accountants and other representatives concerning the Company's proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

         16.16 Limitation of Transfer. No Member shall transfer any Member Interest to any Person who is not an accredited investor as defined in Section
16.15. Each Member who transfers a Member Interest shall obtain from the transferee a written confirmation with respect to the representations and warranties as set forth in Section 16.15.

                   [BALANCE OF PAGE LEFT BLANK INTENTIONALLY]

                                   CERTIFICATE

         The undersigned, being all the initial Members as specified in this Agreement, hereby agree, acknowledge, and certify that the foregoing Agreement constitutes the Operating Agreement of East Rutherford Group, L.L.C. adopted by the Members of the Company and effective as of December 19, 2002.

                                    MEMBERS:

                                        PRIME-MEADOWLANDS, L.L.C.


                                        By:   /S/ Douglas Vicari
                                           ------------------------------------
                                              Douglas Vicari, Manager

                                        AFP EIGHTEEN CORP.



                                        By:   /S/ Anthony Miceli
                                           ------------------------------------
                                              Anthony Miceli, Manager

                                   EXHIBIT 8.1
                   COSTS IN CONNECTION WITH HOTEL ACQUISITION

Survey                              *
Title Insurance                     *
Outside Legal                       $30,000.00        (Estimated)
Environmental                       Seller provided
Engineering                         Seller provided
Feasibility/Appraisal               Seller provided
Architectural                       $  6,125.00       (Estimated)
Travel (out of pocket)
Due Diligence
Permits/Licenses                    $  1,359.60
Escrow Fees                         *
State, City County Recordation
  Fees & Taxes                      *
Transfer Taxes                      *
Other



*See attached closing statement

Estimated costs are based on current billing and will be adjusted.